Exhibit 5.1

[Debevoise & Plimpton LLP Letterhead]

April 13, 2005

ASG Consolidated LLC

ASG Finance, Inc.

Market Place Tower

2025 First Avenue

Seattle, Washington 98121

Registration Statement on Form S-4 (Registration No. 333-123636)

of

ASG Consolidated LLC and ASG Finance, Inc.

Ladies and Gentlemen:

We have acted as special counsel to ASG Consolidated LLC, a Delaware limited liability company, and its wholly-owned subsidiary ASG Finance, Inc., a Delaware corporation (collectively, the “Issuers”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-4 (Registration No. 333-123636) (as amended to the date hereof, the “Registration Statement”), which includes a form of prospectus (the “Prospectus”) relating to the proposed exchange by the Issuers of $196,000,000 aggregate principal amount at maturity of the Issuers’ 11 1/2% Senior Discount Notes due 2011 issued on October 19, 2004 (the “Existing Notes”) for $196,000,000 aggregate principal amount at maturity of their 11 1/2% Senior Discount Notes due 2011 which are to be registered under the Act (the “New Notes”). The New Notes will be issued pursuant to the Indenture, dated as of October 19, 2004 (the “Indenture”), between the Issuers and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Issuers, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Issuers delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Issuers. With your permission, for purposes of the opinion expressed herein, we have assumed that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (iii) the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

Upon the execution and issuance of the New Notes by the Issuers and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of the Issuers.

The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP